Exhibit 10.1

PERSONAL AND CONFIDENTIAL

September 11, 2017

Mr. Sanjay Poonen

c/o VMware, Inc.

3401 Hillview Avenue

Palo Alto, CA 94304

Re:   Director Services

Dear Sanjay:

I am pleased to confirm the terms of your engagement as a consultant to, and member of the board of directors of, Infor, Inc., a Delaware corporation (the “Company”). The specific terms of your engagement are as follows:

1. Engagement. The Company hereby engages you as an independent contractor, and not as an employee, to render services as a director of the Company and/or its subsidiaries for a period commencing as of September 13, 2017 (the “Effective Date”) and ending as provided in Section 3 hereof. During the term of this letter agreement, you will render such directorship services to the Company and its affiliates as may be requested from time to time by the boards of directors of the Company and of the general partner of IGS Holdings, L.P. (“Parent”), the ultimate parent of the Company (together, the “Board”), together with any other services to which you and Company mutually agree.

2. Board of Directors. For purpose of the meeting of the Board to be held on the Effective Date, you shall act as an observer to the Board designated by Infor Enterprise Applications, L.P. (the “Sponsor Equity holder”). On or prior to the immediately succeeding regularly scheduled meeting of the Board, the Sponsor Equityholder shall designate and appoint you as one of its representatives on the Board, in which capacity you will serve until the end of the Term (as defined below).

3. Compensation. In consideration of your services set forth in Section 1 above, the Company will pay you a quarterly fee of $25,000 (pro-rated for any partial calendar quarter) (the “Consulting Payment”), which amount shall be paid in arrears promptly following the completion of each quarterly period following the Effective Date during the Term. The Company will also reimburse your reasonable, out-of-pocket expenses incurred by you in connection with attendance any Board meetings of the Company or any of its subsidiaries.

4. Term and Termination Payment.

(a) The term of this letter agreement and your engagement hereunder shall commence on the Effective Date and shall terminate on the earliest to occur of (i) the termination of your engagement as a result of your voluntary resignation or death or disability, (ii) the determination by the Sponsor Equityholder, acting in its sole discretion and with or without Cause (as defined below), to remove you as one of its designees to the Board and (iii) the consummation of a Sale of the Company (as defined below) (the “Termination Date” and such period, the “Term”).

Mr. Sanjay Poonen

September 11, 2017

(b) Upon the termination of the Term:

(i) if the Term terminates as a result of your resignation, death or disability or a determination by the Sponsor Equityholder to remove you as one of its designees to the Board for Cause, you shall not be entitled to any payment or other compensation hereunder other than a pro rata payment by the Company of the Consulting Payment for the quarter in which such termination occurred (the “Termination Consulting Payment”);

(ii) if the Term terminates as a result of a determination by the Sponsor Equityholder to remove you as one of its designees to the Board without Cause, you shall be entitled to receive from the Company, in addition to the Termination Consulting Payment, an amount equal to the Vested Portion of the Value Enhancement Payment (each as defined below), payable within 90 days following such termination; and

(iii) if the Term terminates as a result of a Sale of the Company, you shall be entitled to receive from the Company, in addition to the Termination Consulting Payment, an amount equal to the Vested Portion of the Sponsor Return Payment (as defined below), payable within 90 days following such termination.

(c) Notwithstanding anything contained herein to the contrary, (i) you shall be entitled to receive the amounts described in and pursuant to clause (ii) or (iii) of Section 4(b) above if and only if you have executed and delivered to the Company within sixty (60) days of the date of termination the General Release, substantially in form and substance as set forth in Exhibit A attached hereto, and the General Release has become effective within such time period, and only so long as you have not revoked or breached the provisions of the General Release or breached any of the provisions of Section 5, 6 or 7 below and (ii) if following the Termination Date you are entitled to payments or other benefits under this Section 4, but the Company of the Sponsor Equityholder later determines that Cause with respect to you exists or existed on, prior to, or after such termination, (i) you shall not be entitled to any payments or other benefits pursuant to this Section 4 that would not be payable in connection with the termination of the Term for Cause, (ii) any and all payments to be made by the Company and any and all benefits to be provided to you pursuant to this Section 4 that would not be payable in connection with the termination of the Term for Cause shall cease, and (iii) any such payments previously made to you in excess of what would be payable in connection with the termination of the Term for Cause shall be returned immediately to the Company by you.

(d) For purposes of this letter agreement:

“Cause” means one or more of the following: (i) a material breach of this letter agreement or any other agreement between you and the Company or any of its affiliates, (ii) a breach of your duty of loyalty or your gross negligence or willful misconduct, (iii) the commission of a felony, or the commission of any act involving fraud, embezzlement or other material dishonesty or (iv) repeated conduct causing material harm to the standing and reputation of the Company and its affiliates.

Mr. Sanjay Poonen

September 11, 2017

“Sale of the Company” means means any transaction or series of transactions pursuant to which any person or entity or a group of related persons or entities (other than investment funds affiliated with Golden Gate Capital and Summit Partners and any of their respective affiliates) in the aggregate acquires, directly or indirectly, (i) capital stock of Parent or the surviving entity entitled to vote (under ordinary circumstances) to elect directors or managers with a majority of the voting power of the Company’s or the surviving entity’s board of directors or managers (whether by merger, consolidation, reorganization, combination, sale or transfer of the capital stock of the Company or its parent companies) or (ii) all or substantially all of Parent’s assets determined on a consolidated basis.

“Sponsor Return Payment” means an amount determined based on the achievement by investment funds affiliated with Golden Gate Private Equity, Inc. of a cash-on-cash return on invested equity in the Company’s parent company (including all equity dividends after the date of the investment by Koch Equity Development, LLC in the common equity of Parent (the “Koch Transaction”), but excluding debt repayments, management or other fees and any expense reimbursements), determined assuming an investment basis equal to (A) with respect to any equity retained in connection with the Koch Transaction, the value of such equity implied by the price paid by Koch Equity Development, LLC in connection with the Koch Transaction and (B) with respect to any equity investment in Parent or any of its subsidiaries following the Koch Transaction, the actual cash equity investment amount (the “Cash-on-Cash Return”). In the event of a Cash-on-Cash Return of less than or equal to two times (2.0x), the Sponsor Return Payment shall be equal to zero. In the event of a Cash-on-Cash Return greater than two times (2.0x), the Sponsor Return shall be an amount equal to $500,000 for each one-half return multiple (0.5x) in the Cash-on-Cash Return in excess of two times (2.0x) (and determined on a pro rata linear basis in the event of any Cash-on-Cash Return multiple that is in between any such one-half return multiple threshold). For illustrative purposes only, if the Cash-on-Cash Return is equal to 3.7x, the Sponsor Return Payment will be $2,200,000.

“Value Enhancement Payment” means the amount of the Sponsor Return Payment determined on the basis that the Parent’s assets were liquidated for the fair market value thereof as of the Termination Date, as determined by the Board in good faith, and the proceeds of such liquidation were applied and distributed pursuant to the rights and preferences set forth in Parent’s governing documents as in effect on the Termination Date.

“Vested Portion” means a fraction, the numerator of which is the number of full calendar quarters elapsed during the period beginning on the Effective Date and ending on the Termination Date and the denominator of which is twenty (20).

5. Confidential Information. You acknowledge that the non-public information, observations and data (including trade secrets) to which you receive access in the course of performing your services for the Company and its subsidiaries and affiliates concerning the business or affairs of the Company or any of its subsidiaries and affiliates (“Confidential Information”) are the confidential information of the Company or such subsidiary or affiliate. The term “Confidential Information” includes, but is not limited to, patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how,

Mr. Sanjay Poonen

September 11, 2017

processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future, and proposed products and services of the Company and its subsidiaries and affiliates, and information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, customers, business forecasts, sales and merchandising, and marketing plans and information. You agree that you shall not disclose to any person or entity or use for your own purposes any Confidential Information or any confidential or proprietary information of other persons or entities in the possession of the Company and its subsidiaries and affiliates (“Third Party Information”), without the prior written consent of the Company, unless and to the extent that the Confidential Information or Third Party Information becomes generally known to and available for use by the public other than as a result of your acts or omissions. You shall deliver to the Company at the termination or expiration of your engagement, or an any other time the Company may request, all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Third Party Information, Confidential Information, Work Product (as defined below) or the business of the Company or any of its subsidiaries and affiliates which you may then possess or have under your control. You shall be prohibited from using or disclosing any confidential information or trade secrets that you may have learned through prior or current employment. If at any time during the period of your engagement you believe you are being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations you may have to current or former employers, you shall immediately advise the Board so your duties can be modified appropriately.

6. Intellectual Property, Inventions and Patents. You acknowledge that, subject to applicable law, all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company or any of its subsidiaries’ or affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by you (whether alone or jointly with others) in the course of providing your services to the Company and its subsidiaries and affiliates (“Work Product”), belong to the Company or such subsidiary or affiliate to the extent that any of the foregoing does not constitute VMware intellectual property rights or confidential information under your obligations to VMware. You shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the term of your engagement) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). You acknowledge that all Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended.

7. Non-Solicitation. During the period of your engagement by the Company and for one year thereafter, you shall not yourself direct another person or entity to induce or attempt to hire, or induce to leave the employ of, any employee of the Company or any of its subsidiaries or affiliates of the Company or such subsidiary or affiliate, or in any way interfere with the relationship between the Company or any of its subsidiaries or affiliates and any employee thereof.

Mr. Sanjay Poonen

September 11, 2017

8. Remedies; Representations and Warranties; Governing Law. Because you will have access to Confidential Information and Work Product, the parties hereto agree that the Company and its subsidiaries and affiliates would suffer irreparable harm from a breach of the provisions of this a by you and that money damages would not be an adequate remedy for any such breach of this agreement. Therefore, in the event of a breach or threatened breach of this agreement, the Company and its subsidiaries and affiliates and their successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). You hereby represent and warrant to the Company that the execution, delivery and performance of this agreement by you do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which your are a party or by which you are bound. All issues and questions concerning the construction, validity, enforcement and interpretation of this agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia.

9. Tax Returns. You shall file all tax returns and reports required to be filed by you on the basis that you are an independent contractor, rather than an employee, as defined in Treasury Regulation §31.3121(d)-1(c)(2), and you shall indemnify the Company for the amount of any employment taxes required to be paid by the Company or any of its affiliates as a result of the fact that no employment taxes shall be withheld from the compensation paid to you hereunder.

10. Complete Agreement. This letter agreement embodies the complete agreement and understanding among the parties and supercedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

11. Counterparts. This letter agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

12. Successors and Assigns. This letter agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors and assigns, except that you may not delegate your responsibilities hereunder.

13. Amendment and Waiver. The provisions of this letter agreement may be amended and waived only with the prior written consent of the Company and you, and no course of conduct or failure or delay in enforcing the provisions of this letter agreement shall affect the validity, binding effect or enforceability of this letter agreement.

Mr. Sanjay Poonen

September 11, 2017

14. Section 409A Compliance.

(a) The intent of the parties is that payments and benefits under this letter agreement comply with Section 409A of the United States Internal Revenue Code and the rules and regulations promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this letter agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A or damages for failing to comply with Section 409A.

(b) A termination of your engagement hereunder shall not be deemed to have occurred for purposes of any provision of this letter agreement providing for the payment of any amounts or benefits upon or following a termination of your engagement unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this letter agreement, references to a “termination,” “termination of engagement” or like terms shall mean “separation from service.”

(c) For purposes of Section 409A, your right to receive any installment payment pursuant to this letter agreement shall be treated as a right to receive a series of separate and distinct payments.

(e) Notwithstanding any other provision of this letter agreement to the contrary, in no event shall any payment under this letter agreement that constitutes “deferred compensation” for purposes of Section 409A be subject to offset unless otherwise permitted by Section 409A.

15. VMware. The Company acknowledges that, at the time of entering into this letter agreement, you are a full-time employee and executive officer of VMware, Inc. (“VMware”). The Company agrees that, in your performance of the services, including as a member of the Board of the Company, you are not acting on behalf of or at the direction of VMware. The Company agrees that it will not ask you to, and it will endeavor not to, discuss or share with or otherwise provide access to any trade secrets or highly confidential information that could interfere with or otherwise conflict with your duties at VMware, including as they relate to the development of VMware’s products and services. The Company will not knowingly request that you perform any work or participate in any activities that could violate your fiduciary duties to VMware, and you shall not so perform any such work or participate in any such activities. The Company agrees that you are not obligated to provide any advice to the Company or participate in any discussions that could create an actual or potential conflict of interest for you due to your employment with VMware or with your fiduciary duties to VMware. The Company agrees that you will be recused from any discussions that you or the Company believes would be reasonably likely to create an actual or potential conflict of interest with VMware.

* * * * *

This offer is contingent upon your signature below indicating your acceptance of the terms contained herein.

Sincerely,

Infor, Inc.

/s/ Gregory M. Giangiordano
Name:	Gregory M. Giangiordano
Title:	SVP & General Counsel

ACKNOWLEDGED, ACCEPTED AND AGREED:

/s/ Mr. Sanjay Poonen
Mr. Sanjay Poonen

Sept 13, 2017
Date